Exhibit 99.1

MIMEDX Announces Third Quarter 2023 Operating and Financial Results

Third Consecutive Quarter of Net Sales Growth Exceeding 20% Over the Prior Year Period

Raises Full-Year 2023 Net Sales Percentage Growth Outlook to the High Teens

MARIETTA, GA., October 30, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), today announced operating and financial results for the third quarter 2023, which ended September 30, 2023.

Recent Operating and Financial Highlights:

•	Third quarter 2023 net sales of $81.7 million, an increase of 20.7% over third quarter 2022.

•	GAAP net income of $8.5 million for third quarter 2023.

•	Adjusted EBITDA[1] of $17.6 million for third quarter 2023, representing 21.6% of net sales.

•	Launched EPIEFFECT™, the latest addition to MIMEDX’s portfolio of Advanced Wound Care products.

•

Repurchased $9.5 million of a portion of Series B Preferred Stock (“Series B Shares”) held by certain funds managed by Hayfin Capital Management, LLP (“Hayfin”); Hayfin agreed to retain the balance of its equity position for a period of one-year following the repurchase.

Joseph H. Capper, MIMEDX Chief Executive Officer, commented, “We are delighted to report another excellent quarter as the Company continues to execute across the board - commercially, operationally and financially. Net sales growth exceeded 20%, with an Adjusted EBITDA margin of 21.6% and a $12.5 million increase in our cash balance. Once again, our growth was broad-based, with contributions from each site-of-service, largely driven by emerging competitive wins and continued uptake in the products we launched in late-2022. Additionally, the Company is realizing benefits of scale as evidenced by the improvement in our Adjusted EBITDA and Free Cash Flow.2

“With the full commercial launch of EPIEFFECT, the latest addition to our market-leading placental- derived allograft portfolio, we look forward to closing out an excellent 2023. As a result, we now expect our full-year 2023 net sales percentage growth rate to be in the high teens.”

Regarding the share repurchase of the Company’s Series B Shares Preferred Stock (“Series B Shares”), Mr. Capper commented, “We greatly appreciate the Hayfin partnership and support of MIMEDX that began in 2020. We view this transaction as opportunistic, as it eliminates the dividend requirement on the repurchased equity and reduces potential for liquidation pressure upon the future conversion of the balance of Hayfin’s Series B Shares.”

[1]

EBITDA, Adjusted EBITDA and related margins, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” for a reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to Net income (loss) and Adjusted EPS to Diluted earnings per share, located in “Selected Unaudited Financial Information” of this release.

[2]

Free Cash Flow is a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of Free Cash Flow to cash flows provided by (used in) operating activities, located in “Selected Unaudited Financial Information” of this release.

	Three Months Ended September 30,
	(in thousands)
	2023	2022
Net sales	$81,712	$67,689
GAAP Net income (loss)	8,534	(8,426)
EBITDA	11,648	(6,097)
Adjusted EBITDA	17,619	2,381
GAAP Net income (loss) per common share - basic	$0.06	$(0.09)
GAAP Net income (loss) per common share - diluted	$0.06	$(0.09)
Adjusted Earnings (loss) Per Share	$0.05	$(0.03)

Net Sales

MIMEDX reported net sales for the three months ended September 30, 2023 of $81.7 million, compared to $67.7 million for the three months ended September 30, 2022, an increase of 20.7%.

•	Net sales from the hospital channel of $47.4 million reflect an increase of 17.9% compared to the prior year period,

•	Net sales from the physician office channel of $23.0 million reflect an increase of 17.3% compared to the prior year period, and

•	Net sales derived from other sites-of-service of $11.4 million reflect an increase of 43.7% compared to the prior year period.

Third quarter net sales growth benefited from strong demand for the Company’s Wound & Surgical product offering across all of its sites-of-service, continued uptake of new products launched in the last twelve months, which primarily impacted the hospital channel, and a contribution associated with the wind-down of a product line related to the end of a contract.

Gross Profit and Margin

Gross profit for the three months ended September 30, 2023, was $66.9 million, an increase of $11.4 million as compared to the prior year period.

Gross profit margin for the three months ended September 30, 2023, was 81.9% compared to 82.0% for the three months ended September 30, 2022. Third quarter gross profit margin was roughly flat versus the prior year period due to improvements in yield, partially offset by production variances and the unfavorable impact of the product line related to the end of a contract referenced above.

Operating Expenses

Selling, general and administrative expenses for the three months ended September 30, 2023, were $52.6 million, compared to $53.5 million for the three months ended September 30, 2022. The decrease primarily reflects disciplined expense management, more than offsetting higher commissions associated with increased sales.

Research and development expenses were $3.2 million for the three months ended September 30, 2023 compared to $6.0 million for the three months ended September 30, 2022. The decrease was primarily driven by the Company’s strategic realignment disbanding its Regenerative Medicine business unit announced in June 2023.

Restructuring expense and investigation, restatement, and related expenses for the three months ended September 30, 2023 were immaterial. Investigation, restatement and related expenses were $3.0 million for the three months ended September 30, 2022.

Net income for the three months ended September 30, 2023, was $8.5 million, compared to a net loss of $8.4 million for the three months ended September 30, 2022.

Liquidity

As of September 30, 2023, the Company had $81.2 million of cash and cash equivalents, compared to $68.7 million as of June 30, 2023 and $66.0 million as of December 31, 2022. Also as of September 30, 2023, the Company had $49.0 million in long term debt, essentially flat versus the prior year period.

For the third quarter 2023, the Company generated operating cash flows of $12.8 million, compared to operating cash flow usage of $1.0 million in the prior year period. Also, for the third quarter 2023, the Company generated Free Cash Flow of $12.2 million, compared to negative Free Cash Flow of $0.6 million in the prior year period.

On October 27, 2023, MIMEDX repurchased 5,000 of its 100,000 shares of Series B Preferred Stock outstanding held by Hayfin for a lump sum cash payment of $9.5 million, or $6.13 per common share on an as-converted basis. Under the terms of the transaction, Hayfin has agreed to customary lock-up provisions for the remainder of its MIMEDX equity position including any shares of common stock issued upon conversion of any remaining Series B Shares held by Hayfin for a one-year period following the repurchase.

Financial Goals

Based upon the strong commercial momentum in the business on a year-to-date basis, MIMEDX expects full year 2023 net sales percentage growth to be in the high teens, driven by continued demand for the Company’s Wound & Surgical product offering across its sites of service, and ongoing uptake of new products launched in the last twelve months.

Additionally, the Company continues to expect Adjusted EBITDA margin in the second half of 2023 to exceed 20%.

Following the $9.5 million Hayfin preferred share repurchase, the Company anticipates cash on the balance sheet at December 31, 2023 to be above $80 million.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its third quarter 2023 results on Monday, October 30, 2023, beginning at 4:30 p.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here

U.S. Investors: 877-407-6184

International Investors: 201-389-0877

Conference ID: 13741654

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) our 2023 financial goals and expectations for future financial results, including levels of net sales, Adjusted EBITDA, Adjusted EBITDA margin, corporate expenses and cash; (iii) our expectations regarding our new products, including EPIEFFECT; and (iv) demand for our products. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, the reimbursement environment and many other factors; (ii) the Company may change its plans due to unforeseen circumstances; (iii) the results of scientific research are uncertain and may have little or no value; (iv) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (v) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (vi) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX

MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470.304.7291

mnotarianni@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands) Unaudited

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$81,164	$65,950
Accounts receivable, net	49,005	43,084
Inventory	19,068	13,183
Prepaid expenses	2,954	8,646
Other current assets	2,311	3,335

Total current assets	154,502	134,198
Property and equipment, net	7,094	7,856
Right of use asset	2,441	3,400
Goodwill	19,441	19,976
Intangible assets, net	5,395	5,852
Other assets	149	148

Total assets	$189,022	$171,430

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,170	$8,847
Accrued compensation	23,159	21,852
Accrued expenses	9,444	11,024
Other current liabilities	1,854	1,834

Total current liabilities	43,627	43,557
Long term debt, net	48,966	48,594
Other liabilities	2,605	4,773

Total liabilities	95,198	96,924
Convertible preferred stock	92,494	92,494
Total stockholders’ equity (deficit)	1,330	(17,988)

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$189,022	$171,430

MiMedx Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share data) Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$81,712	$67,689	$234,645	$193,466
Cost of sales	14,790	12,188	40,792	33,947

Gross profit	66,922	55,501	193,853	159,519
Operating expenses:
Selling, general and administrative	52,571	53,475	156,773	158,838
Research and development	3,175	5,953	18,168	17,429
Restructuring	208	—	3,464	—
Investigation, restatement and related	(38)	3,001	4,652	8,771
Amortization of intangible assets	190	175	570	519

Operating income (loss)	10,816	(7,103)	10,226	(26,038)
Other expense, net
Interest expense, net	(1,680)	(1,270)	(4,864)	(3,566)
Other expense, net	(11)	—	(42)	(1)

Income (loss) before income tax provision	9,125	(8,373)	5,320	(29,605)
Income tax provision expense	(591)	(53)	(569)	(178)

Net income (loss)	$8,534	$(8,426)	$4,751	$(29,783)

Net income (loss) available to common shareholders	$6,761	$(10,096)	$(433)	$(34,667)

Net income (loss) per common share - basic	$0.06	$(0.09)	$(0.00)	$(0.31)
Net income (loss) per common share - diluted	$0.06	$(0.09)	$(0.00)	$(0.31)
Weighted average common shares outstanding - basic	116,298,146	113,448,251	115,528,067	112,650,713
Weighted average common shares outstanding - diluted	119,327,709	113,448,251	115,528,067	112,650,713

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Nine Months Ended September 30,
	2023	2022
Net cash flows provided by (used in) operating activities	$16,518	$(12,269)
Net cash flows used in investing activities	(1,674)	(951)
Net cash flows provided by (used in) financing activities	370	(646)

Net change in cash	$15,214	$(13,866)

Reconciliation of Non-GAAP Measures

In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, related margins, Free Cash Flow, Adjusted Net Income, and Adjusted Earnings Per Share (“Adjusted EPS”). We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.

These non-GAAP financial measures reflect the exclusion of the following items:

•

Share-based compensation expense - expense recognized related to awards to various employees pursuant to our share-based compensation plans. This expense is reflected amongst cost of sales, research and development expense, and selling, general, and administrative expense in the unaudited condensed consolidated statements of operations. Refer to Note 10, Equity, in our Quarterly Report on Form 10-Q for the three months ended September 30, 2023 for details.

•

Investigation, restatement, and related (benefit) expense - expenses incurred toward the legal defense of certain former officers and directors, net of negotiated reductions and settlements of amounts previously advanced. This expense is reflected in the line of the same name in our unaudited condensed consolidated statements of operations.

•

Expenses related to the Disbanding of Regenerative Medicine - incremental expenses recognized or incurred directly as a result of our announcement to disband our Regenerative Medicine segment. This reflects (i) write-downs of clinical trial assets, (ii) charges associated with the wind-down of contracts associated with our clinical trial program, (iii) severance expenses incurred which were directly attributable to the disbanding, and (iv) impairment of goodwill. Severance expenses are reflected in research and development expense on the unaudited condensed consolidated statements of operations. All other charges are reflected in restructuring expense in the unaudited condensed consolidated statements of operations.

•

Reorganization expense - expenses incurred toward the realignment of our operating strategy. These expenses primarily relate to severance expenses related to certain officers. These expenses are reflected as a component of selling, general, and administrative expense in the unaudited condensed consolidated statements of operations.

•

Long-Term Income Tax Rate Adjustment - for purposes of calculating Adjusted Net Income (Loss) and Adjusted Earnings Per Share, reflects our expectation of a long-term effective tax rate, which is normalized and balance sheet-agnostic. Actual reporting tax expense will be based on GAAP earnings, and may differ from the expected long-term effective tax rate due to a variety of factors, including the utilization of, availability of and ability to use various deferred tax assets, the tax treatment of various transactions included in GAAP net income and other reconciling items that are excluded in determining Adjusted Net Income (Loss) and Adjusted EPS. The long-term normalized effective tax rate was 25% for both years ended December 31, 2023 and 2022.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) investigation, restatement and related expenses, (vi) reorganization expenses related to severance charges for certain officers (vii) expenses related to disbanding of the Regenerative Medicine business unit and (viii) share-based compensation.

A reconciliation of GAAP net income (loss) to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$8,534	$(8,426)	$4,751	$(29,783)
Net margin	10.4%	(12.4)%	2.0%	(15.4)%
Non-GAAP Adjustments:
Depreciation expense	653	831	2,054	2,549
Amortization of intangible assets	190	175	570	519
Interest expense, net	1,680	1,270	4,864	3,566
Income tax provision expense (benefit)	591	53	569	178

EBITDA	11,648	(6,097)	12,808	(22,971)

EBITDA margin	14.3%	(9.0)%	5.5%	(11.9)%
Additional Non-GAAP Adjustments
Investigation, restatement and related expenses	(38)	3,001	4,652	8,771
Share-based compensation	4,389	2,372	12,793	10,798
Reorganization expenses	1,412	3,105	1,412	3,105
Expenses related to disbanding of Regenerative Medicine business unit	208	—	5,599	—

Adjusted EBITDA	$17,619	$2,381	$37,264	$(297)

Adjusted EBITDA margin	21.6%	3.5%	15.9%	(0.2)%

We are not able to provide a reconciliation of our Adjusted EBITDA margin expectation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

Free Cash Flow

Free Cash Flow is intended to provide a measure of our ability to generate cash in excess of capital investments. It provides management with a view of cash flows which can be used to finance operational and strategic investments.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, including purchases of equipment.

A reconciliation of GAAP net cash provided by (used in) operating activities to Free Cash Flow appears in the table below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash flows provided by (used in) operating activities	$12,791	$959	$16,518	$(12,269)
Purchases of equipment	(628)	(349)	(1,560)	(847)

Free Cash Flow	$12,163	$610	$14,958	$(13,116)

Adjusted Net Income (Loss)

Adjusted Net Income is intended to provide a normalized view of net income by removing items that may be irregular, one-time, or non-recurring from net income. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted Net Income (Loss) consists of GAAP net income (loss) excluding: (i) investigation, restatement and related expenses, (ii) reorganization expenses related to severance charges for certain officers, (iii) expenses related to disbanding of the Regenerative Medicine business unit and (iv) long-term income tax rate adjustment.

A reconciliation of GAAP net income (loss) to Adjusted Net Income (Loss) appears in the table below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$8,534	$(8,426)	$4,751	$(29,783)
Investigation, restatement and related (benefit) expense	(38)	3,001	4,652	8,771
Restructuring expense	208	—	5,599	—
Reorganization expenses	1,412	3,105	1,412	3,105
Income tax adjustment (based on long term tax rate of 25%)	(2,086)	620	(3,677)	4,610

Adjusted Net Income (Loss)	$8,030	$(1,700)	$12,737	$(13,297)

Adjusted Earnings Per Share

Adjusted Earnings Per Share is intended to provide a normalized view of earnings per share by removing items that may be irregular, one-time, or non-recurring from net income. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted Earnings Per Share consists of GAAP diluted earnings per share including adjustments for: (i) investigation, restatement and related expenses, (ii) reorganization expenses related to severance charges for certain officers, (iii) expenses related to disbanding of the Regenerative Medicine business unit and (iv) long-term income tax rate adjustment.

A reconciliation of GAAP diluted earnings per share to Adjusted Earnings Per Share appears in the table below (per diluted share):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net income (loss) per common share – diluted	$0.06	$(0.09)	$(0.00)	$(0.31)
Investigation, restatement and related (benefit) expense	—	0.03	0.04	0.08
Restructuring expense	—	—	0.05	—
Reorganization expenses	0.01	0.03	0.01	0.03
Income tax adjustment (based on long term tax rate of 25%)	(0.02)	0.01	(0.03)	0.04

Adjusted Earnings Per Share	$0.05	$(0.03)	$0.06	$(0.16)

Weighted average common shares outstanding – adjusted (in millions)	119.3	113.5	116.9	112.7